Exhibit 99.1


                JOHN P. SURMA JR. ELECTED CHAIRMAN OF U. S. STEEL
                Thomas J. Usher To Retire At End Of January 2006

     PITTSBURGH, Nov. 29, 2005 - United States Steel Corporation (NYSE: X) announced today that the board of directors has elected John P. Surma Jr. chairman of the board, effective February 1, 2006. Surma succeeds Thomas J. Usher, who will retire as chairman and as a director at the end of January. Surma will continue to serve as president and chief executive officer.

     Surma, 51, joined U. S. Steel in January 2002 as vice chairman and chief financial officer immediately following the company's spinoff from USX Corporation. He was elected president in March 2003, president and chief operating officer in June of the same year, and president and chief executive officer in October 2004. He currently serves as chairman of the American Iron and Steel Institute, vice chairman of the International Iron and Steel Institute, and as a member of the board of directors of the National Association of Manufacturers.

     Commenting on Surma's election, Usher said, "U. S. Steel could not be in better hands. Our board of directors has a profound respect for his intelligence, integrity, and leadership ability. He has a dynamic vision for the future of our company and our industry, and the Board has decided that the transition has gone smoothly and the time is right for John to assume the additional role as chairman."

     Usher, 63, joined U. S. Steel in 1965. He was elected president of U. S. Steel and to the USX board of directors in 1991, named president and chief operating officer of USX in 1994, and elected chairman and chief executive officer of USX in 1995. From 1986 to the end of 2001, USX Corporation was the parent company of U. S. Steel and Marathon Oil Company. Usher will continue in his role as chairman of Marathon Oil Company.

     Usher was responsible for guiding U. S. Steel through a very difficult period in the steel industry and engineering a series of significant changes. He was the architect of the separation of Marathon Oil and U. S. Steel at the end of 2001, a move designed to allow the two companies to focus on their core businesses and to make the critical acquisitions and investments necessary to grow each business. He was also responsible for the purchase of operations in Slovakia and Serbia, which made U. S. Steel the only domestic-based steelmaker with international steelmaking operations. In 2003, Usher led the successful acquisition and integration of National Steel's steelmaking assets, which increased U. S. Steel's domestic annual raw steel production capability by 50 percent. These acquisitions more than doubled the size of the company during Usher's tenure. Key to the acquisition of the National Steel assets was the successful negotiation of a new, groundbreaking agreement with the United Steelworkers of America.

      "As chairman of U. S. Steel, Tom was without peer among steel industry leaders," said Surma. "His unequalled commitment to U. S. Steel and his passion for the steel business throughout an illustrious 40-year career have benefited our company and our industry. I look forward to working with the men and women of U. S. Steel to build upon Tom's remarkable achievements."
                                       ###

John P. Surma
-------------
John P. Surma began his career with U. S. Steel as vice chairman and chief financial officer on January 1, 2002, following its spinoff from USX Corporation at the end of 2002. He was named president in March 2003, and he has served as president and chief operating officer since June 2003. A graduate of Pennsylvania State University with a bachelor's degree in accounting, Surma joined Price Waterhouse LLP in 1976 where he served a number of major companies in the steel, oil and gas, chemicals, mining and manufactured products industries. In 1997, Surma joined Marathon Oil Company as senior vice president, finance & accounting. He was appointed president, Speedway SuperAmerica LLC in 1998, and senior vice president, supply & transportation for Marathon Ashland Petroleum LLC (MAP) in 2000. He was named president of MAP on January 1, 2001, and assumed the position of assistant to the chairman of USX on September 1, 2001.

Thomas J. Usher
---------------
Thomas J. Usher has served as chairman of the board and chief executive officer of U. S. Steel since it was spun off from USX Corporation at year-end 2001. He had served as chairman and CEO of USX from 1995 until year-end 2001 and continues as chairman of Marathon Oil Corporation, the successor company. A native of Reading, Pa., Usher holds a doctorate in systems engineering from the University of Pittsburgh. Usher began his career with U. S. Steel in 1965 and gained extensive operating and managerial experience at South Works in Chicago and Gary Works in Indiana. In 1979, he returned to Pittsburgh where he was promoted through a series of senior executive positions in a variety of disciplines before he was elected president of U. S. Steel and to the USX board of directors in 1991, and president and chief operating officer of USX in 1994.

                                      -oOo-
2005-036
For more information about U. S. Steel, and more detailed biographical information about Messrs. Usher and Surma, visit www.ussteel.com and follow the links under media, or contact U. S. Steel Public Affairs at 412.433.6777.